Exhibit 99.1
HAIGHTS CROSS COMMUNICATIONS
PRESS RELEASE
Investor Contact:
Mark Kurtz
(914) 289-9480
mkurtz@haightscross.com

Editorial Contact:
Michael Stugrin
(562) 498-6353	FOR IMMEDIATE RELEASE
mstugrin@verizon.net
HAIGHTS CROSS COMMUNICATIONS REPORTS
SECOND QUARTER 2008 RESULTS
Investor and Analyst Conference Call Scheduled for
Wednesday, August 20, 2008, at 4:00 PM (ET)
White Plains, NY, August 20, 2008 – Haights Cross Communications, Inc. (HCC) today reported results for the second quarter ended June 30, 2008. On July 1, 2008, HCC announced that it was suspending the sale process for its test-prep and intervention business, Triumph Learning, and its audio book publishing business, Recorded Books. HCC also announced that it had closed the sale of its Oakstone Publishing business. The operations of Oakstone Publishing, which are reported as a discontinued operation in the second quarter of 2008, have been removed from results from continuing operations for all periods presented. On August 15, 2008, HCC refinanced its senior secured term loans due August 15, 2008. HCC borrowed $108.2 million under the new credit facility and used a combination of net proceeds plus cash on hand, including cash received from its previous sale of its Oakstone Publishing business to repay its existing senior secured term loans in full. In addition, on August 15, 2008 HCC retired $31.2 million of its 11 3/4% Senior Notes due 2011.
Second Quarter 2008 Results
Revenue for the second quarter 2008 was $51.9 million, an increase of $1.3 million, or 2.7%, compared to revenue of $50.6 million for the second quarter 2007, reflecting growth in our Test-Prep and Intervention and Library segments, partially offset by a continued revenue decline in our K-12 Supplemental Education segment.
Revenue for the Library segment, representing our Recorded Books business, increased $1.2 million, or 5.5%, to $23.6 million for the second quarter 2008, resulting primarily from growth in the school channel due to sales of (PITR) Plugged Into Reading and the core public library channel, offset by a decline in the retail channel.
Revenue for the Test-prep and Intervention segment increased $2.6 million, or 14.3%, to $21.1 million for the second quarter 2008, reflecting continued strong growth of 31.1% in our Coach product line (Triumph Learning’s flagship brand) and a 1.9% increase in the Buckledown/Options product lines.
Revenue for the K-12 Supplemental Education segment, reflecting our Sundance/Newbridge business, declined $2.5 million, or 25.9%, to $7.2 million for the second quarter 2008, we believe resulting from substantially increased competition in the supplemental education market as previously reported and the impact of our wind down of the business.
Income from Operations increased $3.5 million to $8.4 million for the second quarter 2008, primarily reflecting the revenue growth for the quarter, in addition to decreased cost of goods sold expenses and amortization of pre-publication costs associated with the wind-down of our Sundance/Newbridge business.
EBITDA, which we define as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges, grew $1.8 million to $14.4 million for the second quarter 2008, primarily reflecting quarter revenue growth and decreased cost of goods sold, offset by increased restructuring costs associated with the wind-down of our Sundance/Newbridge business.
Adjusted EBITDA, which we define as EBITDA excluding non-recurring expenses and restructuring and restructuring related charges, increased $2.8 million to $15.9 million for the second quarter 2008, primarily reflecting increases in Recorded Books and Sundance/Newbridge Business and decreases in our Triumph Learning business and costs associated with our suspended efforts to sell our Recorded Books and Triumph Learning businesses.
Results for the six months ended June 30, 2008
Revenue for the six months ended June 30, 2008 increased $0.6 million, or 1.0%, to $96.8 million from $96.2 million for the six months ended June 30, 2007, reflecting growth in our Library, Test-prep and Intervention segments offset by a revenue decline in our K-12 Supplemental Education segment.
Revenue for the Library segment increased $1.9 million, or 4.4%, for the six months ended June 30, 2008. The year-over-year revenue performance reflects approximately 17% growth in school channel revenues due to the success of the PITR product line and 6.5% growth in the core library channel. These increases were partially offset by declines in the retail channel.
Revenue for the Test-prep and Intervention segment increased $3.1 million, or 8.1%, for the six months ended June 30, 2008 attributable to the continued success of our Coach product line which increased 18.9% partially offset by a decline in our Buckledown/Options product lines which decreased 2.3%.
Revenue for the K-12 Supplemental Education segment declined $4.4 million, or 28.8%, for the six months ended June 30, 2008, reflecting we believe the effect of substantially increased competition in the supplemental education market, other market factors as previously reported and the impact of our wind down of the business.
Income from Operations for the six months ended June 30, 2008 increased $1.3 million, primarily due to the decreases in costs of goods sold and amortization of pre-publication costs offset by increased restructuring related costs associated with the wind down of our Sundance/Newbridge business and increased professional fees related to the suspended efforts to sell our Recorded Books and Triumph Learning businesses.
EBITDA improved $0.2 million to $23.1 million for the six months ended June 30, 2008, reflecting increases in our Library and K-12 Supplemental Education segments off-set by a decrease in our Test-prep and Intervention segment and one time charges associated with our suspended efforts to sell our Recorded Books and Triumph Learning businesses.
Adjusted EBITDA increased $2.6 million to $26.3 million for the six months ended June 30, 2008, primarily due to increases in our Library and K-12 Supplemental Education segments, off-set by a decrease in our Test-prep and Intervention segment.
Capital expenditures — pre-publication costs relate to costs incurred in the development of new products. For the six months ended June 30, 2008, we invested $10.6 million in pre-publication costs, compared to $11.4 million during the same period in 2007. HCC anticipates pre-publication expenditures of approximately $22.1 million for fiscal year 2008.
Capital expenditures — property and equipment relates to the purchase of tangible fixed assets such as computers, software, and leasehold improvements. For the six months ended June 30, 2008, we invested $0.6 million in property and equipment, compared to $1.1 million during the same period in 2007. HCC anticipates property and equipment expenditures of approximately $2.7 million for fiscal year 2008.
Investor Conference Call

HCC’s conference call for investors, analysts, and the media will be held on August 20, 2008, starting at 4:00 PM (ET). Participating in the call will be Paul J. Crecca, HCC President and CEO, and Mark Kurtz, HCC Senior Vice President and CFO. To participate, please call 1-800-230-1074 (USA) or 612-332-0923 (International).
Digitized replay of the conference call will be available from August 20, 2008, starting at 6:30 PM (ET) ending on September 20, 2008 at 11:59 PM (ET). To listen to the replay, please call 1-800-475-6701 (USA) or 320-365-3844 (International) and enter the access code of 956052.

Results of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Library	$23,588	$22,361	$44,845	$42,952

Test-prep and Intervention	21,131	18,489	41,165	38,082

K-12 Supplemental Education	7,227	9,746	10,778	15,133

Total Revenue	$51,946	$50,596	$96,788	$96,167
Operating Expenses	43,590	45,786	85,493	86,197

Income From Operations	8,356	4,810	11,295	9,970
Net Income/(Loss)	$16,340	$(14,406)	$6,446	$(27,049)

Other Financial Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

EBITDA by Segment:

Library	$8,104	$6,727	$14,890	$13,563

Test-prep and Intervention	6,209	6,615	11,525	12,488

K-12 Supplemental Education	2,385	1,422	1,538	577
Corporate	(2,342)	(2,256)	(4,871)	(3,762)

EBITDA	$14,356	$12,508	$23,082	$22,866
Adjusted EBITDA	$15,924	$13,096	$26,261	$23,631
“EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, discontinued operations and goodwill impairment charges. Adjusted EBITDA is defined as EBITDA adjusted for restructuring and related charges (see table). We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA provide useful information regarding our operating results. We rely on EBITDA and Adjusted EBITDA to review and assess the operational performance of our company and our management team in connection with executive compensation and bonus plans. We also use EBITDA and Adjusted EBITDA to compare our current operating results with corresponding historical periods and with the operating performance of other publishing companies and for evaluating acquisition targets. We believe it is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe it can assist investors in comparing our performance to that of other publishing companies on a consistent basis without regard to interest, taxes, depreciation, amortization and discontinued operations that do not directly affect our operations.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for net income (loss), cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States. Some of the limitations are:
•	EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures for either pre-publication costs or property and equipment;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered measures of discretionary cash available to us to invest in the growth of our business or measures of performance in compliance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplementary basis.

Reconciliation of Net Income / (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Income/ (Loss )	$16,340	$(14,406)	$6,447	$(27,049)
Interest Expense and Other Including Income Taxes and discontinued operations	(7,984)	19,216	4,848	37,019

Income(Loss) From Operations	8,356	4,810	11,295	9,970
Amortization of Pre-publication Costs	4,892	6,549	9,439	10,620
Depreciation and Amortization	1,108	1,149	2,348	2,276

EBITDA	$14,356	$12,508	$23,082	$22,866

Restructuring and Restructuring Related Charges	1,568	588	3,179	765

Adjusted EBITDA	$15,924	$13,096	$26,261	$23,631
Capital Expenditures
Pre-Publication Costs

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in 000’s	2008	2007	2008	2007

Library	$1,607	$1,439	$3,150	$2,837

Test-prep and Intervention	4,067	3,679	7,456	6,947

K-12 Supplemental Education	—	1,053	18	1,631

Total Pre-Publication	$5,674	$6,171	$10,624	$11,415
Total Capital Expenditures

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in 000’s	2008	2007	2008	2007

Library	$1,765	$1,674	$3,446	$3,228

Test-prep and Intervention	4,201	3,829	7,709	7,288

K-12 Supplemental Education	—	1,237	21	1,974
Corporate	3	49	4	61

Total Expenditures	$5,969	$6,789	$11,180	$12,551

Balance Sheet Data

As of
June 30, 2008
Cash and Cash Equivalents	$52,794
Working Capital	$65,396

Long Term Debt including current portion:
Senior secured term loan (1)	$124,200
11 3/4% senior notes (1)	171,436
12 1/2% senior discount notes	125,746
$421,382

Stockholders’ deficit	(140,256)

(1)	As of August 15, 2008, HCC entered into a new credit agreement for $108.2 million and repaid its senior secured Term Loan obligation of $124.2 million and retired $31.2 million of its senior notes.

About Haights Cross Communications:
Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public library and school publishing, audio books, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Buckle Down Publishing (Iowa City, IA), Options Publishing (Merrimack, NH), and Recorded Books (Prince Frederick, MD).For more information, visit www.haightscross.com.
Safe Harbor Statement: This press release contains forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors; and other factors identified by us in documents filed by us with the Securities and Exchange Commission including those set forth in our Form 10-K for the year ended December 31, 2007, under the caption “Risk Factors”. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We do not assume any obligation, and do not intend to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.